                                                               Filed pursuant to
                                                                  Rule 424(b)(3)
                                                          Registration Statement
                                                                 No.:  333-89593

Prospectus Supplement No. 1, dated February 22, 2000
(To the Prospectus dated January 14, 2000)



                            VIRTUAL COMMUNITIES, INC

                        1,794,335 shares of common stock

  500,000 Units consisting of one share of common stock and one class B warrant

                         500,000 shares of common stock

             120,000 Units consisting of one share of common stock,
                   one class A warrant and one class B warrant

              120,000 Units consisting of one share of common stock
                             and one class B warrant

                         240,000 shares of common stock

On February 18, 2000 Virtual Communities, Inc. reported on Form 8-K the acquisition of a majority stake in Cortext Ltd. A copy of such report is attached hereto.

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                   Date of Report (Date of earliest reported)

                                February 10, 2000
                       -----------------------------------
                            Virtual Communities, Inc.

      --------------------------------------------------------------------
             (Exact name of registrant as specified in its chapter)

                                    Delaware
                            -------------------------
                 (State or other jurisdiction of incorporation)

                                   001-12637
                            -------------------------
                            (Commission File Number)

                                   95-4491750
                               -------------------
                        (IRS Employer Identification No.)

                                589 Eighth Avenue
                            New York, New York 10018
                          -----------------------------
                    (Address of principal executive offices)

                                      10018
                         ------------------------------
                                   (Zip Code)

                                 (212) 931 8600
                                -----------------
              (Registrant's telephone number, including area code)

           ----------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets

On February 10, 2000, Virtual Communities, Inc. ("VCI") entered into a Share Purchase Agreement ("SPA") with Cortext Ltd. ("Cortext"), a corporation registered under the laws of the State of Israel, and the principal shareholders of Cortext, to acquire a majority interest in the equity of Cortext. Cortext was established in 1996 and is engaged in the development and licensing of content management software for web publishers. VCI currently utilizes Cortext's Magazine Software pursuant to a License Agreement with Cortext dated July 18, 1999 to manage content on several of the ethnic communities published by VCI and as a central component of its Community Management Solution (CMS) turnkey solution which it markets and licenses to third party web publishers.

Pursuant to the terms of the SPA, VCI was issued shares of Cortext so that it holds approximately 54% of the outstanding shares of Cortext following the payment of certain funds to and on behalf of Cortext. Depending upon Cortext's completion of certain software development milestones set forth in the SPA and additional payments by VCI, up to 60% of the equity of Cortext could be acquired by VCI by August 2000. Pursuant to the SPA, the total amount of payments to be made by VCI to and on behalf of Cortext (see below) for the full purchase of up to 60% of equity in Cortext, including repayment of certain Cortext loans, is expected in the aggregate to be $760,000 for the entire transaction.

Simultaneously with execution of the SPA, VCI and Cortext entered into an Assignment Agreement with Planet Communications Ltd. ("Planet"), an Israel-based unaffiliated third party holder of 50% of the rights in Cortext's Magazine Software whereby Planet agreed to irrevocably assign all of its rights, title and interest in the Magazine Software to Cortext in consideration of VCI's payment of a portion of the transaction consideration on behalf of Cortext and subject to such third party's retaining the right to sell up to ten Magazine Software End User licenses. Cortext agreed to provide Planet with certain upgrades and technical support services in connection with such End User licenses if and when the same are granted. The majority of the payments to Planet have been made and its assignment of its rights to the Magazine Software has been effectuated. A portion of the payments to such third party are to be paid in installments over a period of six months period from the date of the Assignment Agreement and the SPA. Following the assignment of the rights by Planet, Cortext holds 100% of the rights in and to the Magazine Software.

Concurrently with the execution of the SPA, Cortext also entered into long-term employment agreements with its C.E.O. and C.T.O. and amended its By Laws. Pursuant to the SPA, VCI has the right to name two members to Cortext's Board and to name a majority of the Board upon the completion of its payments and acquisition of shares in August 2000.

Item 7. Financial Statements and Exhibits.

Pursuant to paragraph (4) of Item 7(a), the Registrant hereby omits the financial statements required under Item 7 required to be filed herewith and hereby undertakes to file an amendment hereto containing such financial statements not later than 60 days from the required filing date of this Form 8-K.

Exhibits.*

Exhibit No.         Description of document
-----------         -----------------------

   10(9)            Software License Agreement between Cortext Ltd. and
                    Planet Communications Ltd., on the one hand, and Virtual Communities, Inc., on the other hand, dated July 16, 1999, as filed with the Commission as Exhibit 10(7) to Heuristic Development Group's Registration Statement on Form S-4 on September 17, 1999 (File No. 333-87373), incorporated herein by reference thereto.

   10(40)           Share Purchase Agreement between Virtual Communities, Inc.
                    and Cortext, Ltd. dated as of February 10, 2000

   10(41) Assignment Agreement between Cortext Ltd., Planet Communications Ltd. and Virtual Communities, Inc., dated as of February 7, 2000.



* Exhibits referenced above are herein incorporated for purposes of the Rule 424(b)(3) Prospectus Supplement, in the case of Exhibit 10(9), by reference to
Exhibit 10(7) to Heuristic Development Group's Registration Statement on Form S-4 on September 17, 1999 (File No. 333-87373), and in the case of Exhibits 10(40) and 10(41), by reference to the Form 8-K filed by the Company with the Commission on February 18, 2000.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                      VIRTUAL COMMUNITIES, INC.


Date:        February 18, 2000                   By:  /s/ Avi Moskowitz
             --------------------------          ------------------------------
                                                      Avi Moskowitz,
                                                      President and Chief
                                                      Executive Officer